As filed with the Securities and Exchange Commission on July 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LandBridge Company LLC

(Exact name of registrant as specified in its charter)

Delaware	93-3636146
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5555 San Felipe Street, Suite 1200 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

LandBridge Company LLC Long Term Incentive Plan

(Full title of the plan)

Harrison Bolling

General Counsel

LandBridge Company LLC

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(Name and address of agent for service)

(713) 230-8864

(Telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Michael S. Telle

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities
Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of 3,960,000 Class A shares (“Shares”), of LandBridge Company LLC, a Delaware limited liability company (the “Registrant”), that may be issued under the LandBridge Company LLC Long Term Incentive Plan (as amended from time to time, the “Plan”), which Shares consist of Shares that are reserved and available for delivery with respect to awards under the Plan and additional shares that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed by the registrant with the Commission are hereby incorporated by reference in this registration statement:

(a)

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on June 28, 2024, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-279893) originally filed with the Commission on May 31, 2024 (as amended, including all exhibits);

(b)

The description of the Registrant’s Class A shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-42150), filed with the Commission on June 27, 2024, including any amendment or report filed for the purpose of updating such description;

(c)

The Registrant’s current report on Form 8-K (File No. 001-42150) filed with the Commission on July 3, 2024 (except for any Items furnished under Item 2.02 or Item 7.01 and any exhibits that relate to such items); and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s operating agreement provides that to the fullest extent permitted by applicable law, the Registrant’s directors or officers will not be liable to the Registrant. The Registrant’s Operating Agreement also provides that it must indemnify its directors and officers for acts and omissions to the fullest extent permitted by law. The Registrant is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to its directors and officers and carry directors’ and officers’ insurance providing indemnification for directors and officers for some liabilities.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against liabilities, that may arise by reason of such director’s or executive officer’s service to the Registrant. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. The Registrant has also entered into indemnification agreements with its directors.

The Registrant intends to purchase and customary maintain insurance covering its officers and directors against various liabilities asserted, including certain liabilities arising under the Securities Act and the Exchange Act, and expenses incurred in connection with their activities and capacity as officers and directors or any of the Registrant’s direct or indirect subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certification of Formation of LandBridge Company LLC (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-279893)) originally filed with the Commission on May 31, 2024 (as amended).

4.2	Form of Amended and Restated Limited Liability Company Agreement of LandBridge Company LLC (incorporated by reference to Exhibit 3.3 to the Registrant’sRegistration Statement on Form S-1 (File No. 333-279893)) originally filed with the Commission on May 31, 2024 (as amended).

5.1*	Opinion of Vinson & Elkins LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to DBR Land Holdings LLC.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to LandBridge Company LLC.

23.3*	Consent of Weaver and Tidwell, L.L.P., independent auditors to East Stateline Ranch.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of W.D. Von Gonten & Company.

23.6*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page hereto).

99.1	LandBridge Company LLC Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42150)) filed with the Commission on July 3, 2024.

107.1*	Calculation of filing fee tables.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 2024.

LANDBRIDGE COMPANY LLC

By:	/s/ Jason Long
Name:	Jason Long
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Scott L. McNeely and Harrison Bolling, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason Long Jason Long	Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2024

/s/ Scott L. McNeely Scott L. McNeely	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2024

/s/ Jason Williams Jason Williams	Executive Vice President and Chief Administrative Officer (Principal Accounting Officer)	July 3, 2024

/s/ Michael S. Sulton Michael S. Sulton	Director	July 3, 2024

/s/ Frank Bayouth Frank Bayouth	Director	July 3, 2024

/s/ Kara Goodloe Harling Kara Goodloe Harling	Director	July 3, 2024

/s/ Ben Moore Ben Moore	Director	July 3, 2024

/s/ Charles Watson Charles Watson	Director	July 3, 2024

/s/ Ty Daul Ty Daul	Director	July 3, 2024

/s/ Valerie P. Chase Valerie P. Chase	Director	July 3, 2024